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EXHIBIT 99.1

MarkWest Hydrocarbon, Inc. 155 Inverness Drive West, Suite 200 Englewood, CO 80112-5000	Contact:	Frank Semple, President & CEO Jim Ivey, CFO Andy Schroeder, VP and Treasurer
(800) 730-8388	Phone:	(303) 290-8700
(303) 290-8700	E-mail:	investorrelations@markwest.com
(303) 290-8769 Fax	Website:	www.markwest.com

MARKWEST HYDROCARBON DECLARES A 10% STOCK DIVIDEND AND A
QUARTERLY CASH DIVIDEND OF $0.05 PER SHARE

        DENVER—October 28, 2004—MarkWest Hydrocarbon, Inc. (AMEX: MWP), today announced its Board of Directors declared a stock dividend of one share of MarkWest's common stock for each ten shares of common stock held by MarkWest's common stockholders. The stock dividend is to be paid on November 19, 2004, to the stockholders of record as of the close of business on November 9, 2004. The ex-dividend date is November 5, 2005. The Company does not intend to issue fractional shares, and each stockholder will be paid in cash in lieu of fractional shares, if any, based upon the last sale price on the record date.

        MarkWest Hydrocarbon, Inc. also announced that its Board of Directors declared a quarterly cash dividend of $0.05 per share of its common stock. This represents a $0.025 per share increase over the previous quarter's dividend. The indicated annual rate is $0.20 per share. MarkWest's Board has declared that the dividend is to be paid on December 6, 2004, to the stockholders of record as of the close of business on November 24, 2004. The ex-dividend date is November 22, 2004.

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        MarkWest Hydrocarbon, Inc. (AMEX: MWP) operates the business of MarkWest Energy Partners, L.P. (AMEX: MWE), a publicly-traded limited partnership engaged in the gathering, processing and transmission of natural gas; the transportation, fractionation and storage of natural gas liquids; and the gathering and transportation of crude oil. We also market natural gas and NGLs.

        This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect our operations, financial performance and other factors as discussed in our filings with the Securities and Exchange Commission. Among the factors that could cause results to differ materially are those risks discussed in our Form 10-K for the year ended December 31, 2003.

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MARKWEST HYDROCARBON DECLARES A 10% STOCK DIVIDEND AND A QUARTERLY CASH DIVIDEND OF $0.05 PER SHARE